Exhibit 10.1
July 18, 2005
Greg Keane
BioScrip
Dear Greg,
I am pleased that the BioScrip board of directors has approved the executive compensation arrangements. I want you to be part of the future success of the company and, accordingly, am pleased to formally extend to you this offer of continued employment with BioScrip. This offer of employment is in accordance with the June 14, 2004 Change of Control Severance Agreement between you and Chronimed, Inc (the “Agreement”).
I believe this offer package is fair and competitive and provides substantial opportunity for you to share in the success of the integration process and the future growth of BioScrip. It is intended that the arrangements discussed here are privileged communications between you, the Compensation Committee, and myself and may not be disclosed or communicated without their consent.
Job Title and Authority
Your position would be Executive Vice President and Chief Financial Officer. In that capacity, you would be responsible for carrying out your responsibilities as per the attached job description.
Salary, Benefits and Annual Incentives
Your total cash compensation opportunity is $460,625. It is derived as follows:
Your base salary would be $275,000 per year, payable on a bi-weekly basis effective April 1, 2005. I have attached a summary of all employee benefit plans, programs and policies currently in effect and for which you are eligible to participate, with the exception of vacation. You would continue to be eligible to participate in those plans. You would receive four weeks of vacation time. These benefits will remain substantially similar until at least January 1, 2006 at which time we expect to merge former MIM and Chronimed employees into a single benefits program that would continue to be a valuable and competitive complement to the financial package described herein.
You are also eligible to participate in BioScrip’s annual management bonus plan as long as you remain continuously employed with BioScrip through the last date of the fiscal year on which a bonus is based. Your BioScrip target bonus opportunity would be 45% of your base salary, or $123,750; with an upside opportunity of up to another 22.5% or $61,875. Keep in mind that your 2005 bonus opportunity will be pro-rated to reflect three quarters. The Plan is based on the achievement of corporate financial objectives as well as individual objectives; I will be distributing to you shortly the specifics of the bonus criteria and thresholds determining bonus entitlement.
Long-Term Incentive Compensation
To facilitate your sharing in the long-term success of BioScrip and to align your interests with those of BioScrip’s shareholders, BioScrip’s Compensation Committee has granted you 155,250 options to purchase BioScrip’s common stock, at an exercise price of $6.00 per share. As we discussed, this number represents 150% of the base grant, is subject to forfeiture in the event that certain financial performance thresholds are not met, and shall be subject to the terms and conditions of a stock option agreement that you will receive shortly. For so long as you are

10900 Red Circle Drive	Minnetonka, Minnesota 55343	952-979-3600	www.bioscrip.com

employed with BioScrip, you will be eligible to participate in BioScrip’s Long Term Incentive Plan.
In future years, targets will be set at the beginning of each year and a performance-based grant will be made at the end of the year consistent with directives of the Compensation Committee.
The Company reserves the right to modify, amend or terminate the terms and provisions, thresholds and/or benchmarks of any health or other company benefits, the bonus program, the long term incentive compensation program or any other benefit or program generally available to you from time to time and at any time; provided, that any such modification, amendment or termination will not affect your entitlement to amounts or benefits to be received thereunder and no such modifications, amendments or termination will adversely affect you for periods prior to the effective date thereof.
Non Competition & Nondisclosure Agreement
As a condition of continued employment, you will be required to review, complete, and sign the Restrictive Covenants attached to this offer letter. The job offer and benefits described herein, shall supersede all prior or current verbal or written arrangements you have with Chronimed Inc.
Please note that this letter does not constitute a guarantee of continued employment for any term. Under this offer, you will remain an “at will” employee, as you are currently, but of course, subject to the Agreement. Under the Agreement, if you accept this offer, then, during the one year period commencing on the date you begin performing services in accordance with this offer, if (i) BioScrip terminates your employment without cause, (ii) you terminate your employment for Good Reason, (iii) the Company delivers a notice of termination of the June 14, 2004 Change of Control Severance Agreement or (iv) fails to assign said agreement to a successor employer, then you shall be entitled to receive the severance benefit described in Section 4 of the Agreement.
Greg, I believe that BioScrip is in an excellent position to sustain and enhance its success and growth. I would like you to be a part of that effort. Please confirm your decision as soon as possible, but within 30 days, acknowledging your acceptance by signing, dating, and returning the original of this letter and the enclosed forms to me. A copy is enclosed for your records.
This letter agreement supersedes in all respects the prior letter agreement between you and your Company dated June 2, 2005.
Sincerely,
/s/ Henry Blissenbach
Henry Blissenbach
Chief Executive Officer
Agreed and accepted:

/s/ Gregory H. Keane
Name
8/8/05
Date
Please return this letter to:
Colleen Haberman
Vice President, Human Resources

10900 Red Circle Drive	Minnetonka, Minnesota 55343	952-979-3600	www.bioscrip.com